Exhibit 10.14

Employment Agreement

This EMPLOYMENT AGREEMENT (this “Agreement”) is made as of and entered into as of this 12th day of February, 2014 by and between Shirl Penney (“Penney”) and Dynasty Financial Partners, LLC (the “Company”).

BACKGROUND:

Penney is currently the Chief Executive Officer and President of the Company. The Company wishes to continue to engage Penney as the Chief Executive Officer and President of the Company and Penney is willing to be so engaged by the Company, in each case, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Company and Penney agree as follows:

1.	Title and Duties: Penney shall be the Chief Executive Officer of the Company reporting directly to the Company’s Board of Managers (the “Board”). As Chief Executive Officer, Penney shall be responsible for managing the day-to-day operations and affairs of the Company and supervising its officers, subject to the direction and control of the Board. He will also have such other powers and perform such other duties as may be assigned to Penney by the Board, including, without limitation, the authority to appoint and terminate officers of the Company and to retain and terminate employees of the Company. Penney shall also serve as the President and shall have such other powers and perform such other duties as usually pertain to such office of a limited liability company under Delaware law. Penney shall devote all of his business time, attention and energy to the business of the Company. Subject to the approval of the Board, it is understood that Penney will be able to devote a portion of his business time to for-profit corporate boards of directors and charitable and other non-profit activities.

2.	Term: Subject to the terms and conditions set forth herein and subject to the earlier termination of Penney’s employment with the Company, Penney shall provide services to the Company and the Company shall compensate Penney for an initial term commencing as of the Effective Date (as defined below) and continuing through December 31, 2016, with such arrangement to continue for successive one-year periods in accordance with the terms of this Agreement (subject to earlier termination of Penney’s employment with the Company) unless the Company or Penney notifies the other party of non-renewal in writing prior to three (3) months before the expiration of the initial term and each annual renewal, as applicable. The period during which Penney provides services hereunder shall hereinafter be referred to as the “Term” and subsequent terms as Successive Terms.”

Notwithstanding the above, upon the company’s adoption of employment and termination policies covering the position of Chief Executive Officer the renewal provision of this agreement shall terminate.

3.	Effective Date of Employment: This Agreement shall be effective as of January 1, 2014 (the “Effective Date”).

4.	Compensation:

a.	Base Salary: Penney’s base salary shall be $250,000 per annum, which shall be payable in accordance with the Company’s payroll policies. The Board shall consider, in its sole discretion, upward adjustments in Penney’s base salary (the amount of base salary paid to Penney during the Term shall hereinafter be referred to as “Base Salary”).

b.	Incentive Based Compensation: On an annual basis, Penney shall be eligible to receive additional compensation contingent upon the Company’s financial performance and Penney’s performance in providing services to the Company (“Incentive Based Compensation”). The decision whether to pay any Incentive Based Compensation to Penney, and the dollar value of such Incentive Based Compensation, shall be determined in the sole discretion of the Board on an annual basis, with input from the Company’s Compensation Committee, if any, or its Executive Committee.

c.	Profits Interests: Penney shall be eligible to participate in any equity plans of the Company, in each case subject to the terms and conditions of such plans, and Penney’s participation in the Company’s equity plans shall include, but not be limited to, his being eligible to receive profits interests (or “Class P Interests”) if available in the Company.

5.	Benefits: The Company will provide health care and 403(b) retirement plan benefits similar to those provided to other senior executives at the Company. During the Term, Penney shall be eligible to participate in any benefit plans of the Company, in each case to the extent that Penney is eligible under the terms of such plans, including, without limitation, group insurance, hospitalization, medical and disability plans, and Penney shall be afforded participation in other benefits extended by the Company from time to time to its employees, in each case to the extent that Penney is eligible under the terms of such plans, such as vacations, holidays, sick leave and related programs. The Company may, at any time, terminate any of these plans or benefits with respect to all of its employees, to the extent permitted by applicable law, without the consent of Penney.

6.	Reimbursement of Expenses: The Company shall reimburse Penney for all reasonable and necessary business and professional expenses incurred by Penney in the performance of his duties to the Company submitted in a timely manner and as provided in the business expense policies adopted by the Company from time to time.

7.	Vacation: Penney shall be entitled to vacation of twenty (20) business days per annum in addition to the holiday days afforded to the Company’s employees, to be credited in accordance with the Company’s ordinary policies. Any unused vacation days shall not rollover into the next calendar year.

8.	Life Insurance: The Company shall continue to maintain a ten (10)-year life insurance policy on Penney in an amount of not less than Ten Million Dollars ($10,000,000). The Company shall pay all premiums associated with such insurance policy; provided, however, that if Penney’s employment with the Company is terminated during such insurance policy’s ten (10)-year term, the Company agrees to take all reasonable steps to transfer the insurance policy to Penney and eliminate the Company as a beneficiary. In such case, the Company shall not be obligated to pay any premiums due and payable under the insurance policy after such termination.

9.	Termination:

a.	If Penney is terminated by the Company other than for “Cause,” then Penney shall receive a severance payment in the amount of two (2) times Penney’s total annual cash compensation, inclusive of the base salary and bonus (the “Severance Payment”). The Company also agrees to continue to provide Health Care benefits to Penney for an 18 months period commencing on the first day of the month following his termination.

b.	For purposes of this Agreement, the term “Cause” shall mean Penney’s (i) commission of fraud, gross negligence, reckless or intentional misconduct, embezzlement, (ii) pleading guilty or no contest to or being convicted of a crime involving moral turpitude, (iii) breach of any material term of this Agreement which is not cured within thirty (30) days of Penney’s receiving notice of such breach from the Company, or (iv) voluntary resignation of his employment with the Company (other than for Good Reason as defined below).

c.	For purposes of this Agreement, Penney’s termination for “Good Reason” shall mean (i) Penney choses to resign because he is no longer Chief Executive Officer of the Company, is not elected to the Board, or Penney’s duties and responsibilities are significantly diminished in a material manner, or (ii) within twelve (12) months following a Change of Control (as defined below) of the Company, Penney’s employment with the Company is terminated by the Company other than for Cause.

d.	For purposes of this Agreement, the term “Change of Control” shall mean a transaction or series of related transactions in which there is (i) a change of ownership, directly or indirectly, of the ownership interests in the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities, or (ii) a sale of all or substantially all the Company’s assets (not including a sale of assets or other fundamental corporate transaction not followed by a liquidation of the Company).

e.	The payment of any severance contemplated pursuant to this Section 9 shall be conditioned on Penney’s execution of a general release in favor of the Company, which release shall be in a form satisfactory to the Company. The payment of any severance contemplated pursuant to this Section 9 shall be paid to Penney, by wire transfer of immediately available funds, in four (4) equal installments on each [March 1, June 1, September 1 and December 1] (or if such date falls on a weekend or national holiday, the next business day thereafter) (each, a “Payment Date”), commencing on the first Payment Date and terminating on the fourth Payment Date, in each case, occurring after the termination of Penney’s employment with the Company (the “Severance Period”); provided, however, that in the event that, during the Severance Period, Penney secures full-time employment with comparable compensation and benefits to that which Penney received from the Company during his employment therewith (whether as an employee, consultant or otherwise), the obligation of the Company to pay any remaining unpaid installments of severance shall cease. If Penney secures employment during the Severance Period, Penney shall immediately notify the Company in writing of such employment and shall provide the Company with details regarding Penney’s compensation and benefits in connection with such employment.

10.	Purchase of Penney Company Interests Upon Termination:

a.	If Penney’s employment is terminated (i) by the Company without Cause, (ii) by the Company due to its non-renewal in accordance with Section 2 hereof of the initial Term of this Agreement and two Successive Terms of one year each (for a total of five years), (iii) by Penney for Good Reason, or (iv) due to his death or Disability (as defined below) then Penney (and for purposes of this Section 10 in the case of his death or Disability his estate or guardian) shall have the right (the “Put Right”), in his sole discretion, to put to the Company and, if such right is exercised, the Company shall have the obligation to purchase from Penney, up to twenty five percent (25%) of each class of ownership interests in the Company (including, without limitation, Class A Common Interests, Class B Common Interests and/or Class P Interests) owned by Penney at the time of the Put Right Termination. The Company’s obligation shall be capped at no more than twenty-five percent (25%) of the Company’s available equity at time of the termination less any amounts paid or scheduled to be paid pursuant to the Severance Payment obligation (the “Put Payment Cap”). For purposes of this provision, in the event of Penney’s death, any proceeds under Company maintained Life Insurance shall be included in calculating the Company’s available equity. Penney shall have thirty (30) calendar days following the date of the Put Right Termination to provide the Company with written notice (the “Put Notice”) of his election to exercise the Put Right, and the Put Notice shall specify the number and class(es) of the ownership interests in the Company which Penney has elected to put to the Company pursuant to the Put Right (such ownership interests, collectively, the “Put Right Securities”). Upon receipt of the Put Notice, the Company shall have the obligation to purchase the Put Right Securities from Penney for a purchase price equal to the aggregate fair market value of the Put Right Securities, which shall be determined by the Board in good faith (and which determination shall be binding and conclusive on the Company and Penney).

b.       In the event Penney elects to exercise the Put Right, Company will have a corresponding right to match the Put Right and buy from Penney up to an equivalent number of interests owned by Penney (the “Call Right”). The Company shall have fifteen (15) calendar days following the date of the Put Notice to provide Penney with written notice (the “Call Notice”) of its election to exercise the Call Right, and the Call Notice shall specify the number and class(es) of the ownership interests the Company has elected to call from Penney (the “Call Right Securities”). The payment of any amounts in consideration of the Put Right or Call Right Securities shall be paid to Penney in eight quarterly equal installments, commencing on the first Payment Date 60 days from the termination date and terminating on the eighth Payment Date, in each case, occurring after the Put Right Termination.

c.       If at the time of Penney’s termination, any other Company employee(s) with similar put right(s) seek to exercise such right(s) with respect to their ownership interests in the Company (a “Third Party Put Right”), then the Third Party Put Right(s) and Penney’s Put Right shall be aggregated and the Company’s obligation shall be capped at no more than forty percent (40%) of the Company’s available equity at time of the termination less any amounts paid or scheduled to be paid pursuant to the Severance Payment obligations for each of the individuals and such payments will be shared pro rata based on Penney’s and each of the third party’s ownership interests in the Company at the time of termination.

d.       For purposes of this Agreement, the term “Disability” means a disability which renders Penney incapable of performing all of his duties hereunder for a period of at least (i) ninety (90) consecutive days, or (ii) one hundred eighty (180) non-consecutive days during any consecutive twelve-month period.

11.	Effect of Termination on Class P Interests: If Penney’s employment with the Company is terminated, for any reason whatsoever, and at the time of termination, Penney is the holder of any Class P Interests in the Company then:

i.	All of Penney’s right to receive any unvested Class P Interests shall be forfeited, and the Company shall have no further obligation to issue to Penney any such Class P Interests.

ii.	ii For sixty (60) business days following the date of Penney’s termination, the Company shall have the right to purchase from Penney, and Penney shall have the obligation to sell to the Company, any or all of his right, title and interest in, to, and under the Class P Interests which have vested as of the date of Penney’s termination. The purchase price for any Class P Interests sold by Penney to the Company shall be equal to the fair market value of such Class P Interests as of the date of Penney’s termination, as reasonably determined in good faith by the Board of Managers of the Company, in its sole discretion, which determination shall be binding upon Penney and the Company. The purchase price shall be payable over a period of one (1) year in quarterly installments with interest at the prime rate.

iii.	In the event that the termination is for Cause or if Penney voluntarily resigns from the Company, a liquidity discount of 50% will apply to the Class P Interests (the “Liquidity Discount”) the Company may elect to purchase. The Liquidity Discount shall expire on the earlier of the fourth anniversary of the grant of the Class P Interests or in the event of a Drag Along Sale as defined in the Amended and Restated Operating Agreement of the Company dated as of November 9, 2010.

iv.	Subject to approval by the Company’s Board of Directors with respect to the Class P Interests, in the event of Penney’s death or permanent disability Class P Interests will transfer to his estate.

12.	Board of Directors: Penney shall serve on the Board of the Company and shall be entitled to indemnification from lawsuits in connection with his service as a member of the Board and shall have coverage under the Company’s Director and Officer Insurance Policy on the same terms as other members of the Board.

13.	Confidentiality; Non-Solicitation. Penney hereby acknowledges and agrees to the obligations set forth in the Confidentiality and Non-Solicitation Agreement (the “Confidentiality Agreement”) executed on or about August 17, 2011 and attached hereto as Exhibit A.

14.	Notices. All notices of request, demand and other communications hereunder shall be addressed to the parties as follows:

If to Penney:

With a copy to:

If to the Company:	Dynasty Financial Partners, LLC
1350 Avenue of the Americas, 32nd Floor
New York, NY 10019
	Attention:	Chief Legal & Governance Officer
	Facsimile:	(212) 373-1050
	Email:	jmorris@dynastyfinancialpartners.com

unless the address is changed by the party by like notice given to the other parties. Notices, consents, waivers or other communications referred to in this Agreement may be sent by facsimile, e-mail, or other method of delivery, but shall be deemed to have been delivered only when the sending party has confirmed (by reply e-mail or some other form of written confirmation from the receiving party) that the notice has been received by the other party.

15.	Successors; Binding Agreement: This Agreement shall be binding on the heirs, administrators and personal representative of Penney and upon the successors and permitted assigns of the Company.

16.	No Third Party Beneficiaries: This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement (except as provided in Section 8 hereof).

17.	Entire Agreement; Modification. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all existing agreements, understandings or representations concerning such subject matter. This Agreement may be modified only by a written instrument duly executed by each party hereto.

18.	Waiver: Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver in connection with this Agreement must be in writing.

19.	Assignment: Neither this Agreement nor either party’s rights hereunder may be assigned, and neither party’s obligations hereunder may be delegated, by operation of law or otherwise, to anyone without the prior written consent of the other party to this Agreement; provided, however, that the Company may assign this Agreement to an affiliate of the Company, to any successor entity of the Company in connection with a Change of Control of the Company.

20.	Severability: In case any one or more of the provisions contained in this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid and unenforceable provision in light of the tenor of this Agreement, and, upon so agreeing, shall incorporate such substitute provision in this Agreement.

21.	Section Headings: All section headings herein are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

22.	Counterparts; Governing Law: This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws that would result in the application of the laws of another jurisdiction.

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EXECUTION COPY

IN WITNESS WHEREOF, the parties have executed and delivered this Employment Agreement in on the date first above written.

DYNASTY FINANCIAL PARTNERS, LLC

By	/s/ Todd Thomson
Name:	Todd Thomson
Title:	Chairman

Agreed and Accepted:

By	/s/ Shirl Penney
Name:	SHIRL PENNEY

[Signature Page to Shirl Penney Employment Agreement]